Taubman Centers, Inc.
200 East Long Lake Road
Bloomfield Hills, MI 48304
(248) 258-6800

CONTACT:	Barbara Baker
(Investors)
Taubman Centers
(248) 258-7367

Karen Mac Donald
(Media)
Taubman Centers
(248) 258-7469

FOR IMMEDIATE RELEASE

TAUBMAN CENTERS WELCOMES COURT RULING ON OYSTER BAY

        BLOOMFIELD HILLS, Mich, September 14, 2005 - - Taubman Centers (NYSE:TCO) has received a ruling on the case before the Supreme Court of the State of New York Appellate Division: Second Department regarding the zoning for its proposed Mall at Oyster Bay on Long Island, N.Y. (Oyster Bay Associates vs. Town of Oyster Bay.) The company released the following statement:

We are pleased that the Court ruling is consistent with the essential rulings of the two prior Appellate Court decisions which remanded the Special Use Permit Application to the Town of Oyster Bay for final determination, even though the Court reversed the order and judgment of the Supreme Court. We look forward to working closely with the Town of Oyster Bay on this exciting project. The Mall at Oyster Bay, which will create several thousand jobs while pumping nearly a quarter of a billion dollars into the county’s economy, will be the first new regional mall built on Long Island in over 30 years.

The complete ruling is available at the following web address:

http://www.courts.state.ny.us/reporter/slipidx/aidxtable_2.htm

        Taubman Centers, a real estate investment trust, owns and/or manages 23 regional and super regional shopping centers in 11 states, including Northlake Mall in Charlotte, N.C. which has its grand opening on September 15. In addition, The Pier at Caesars (Atlantic City, N.J.) is under construction and is scheduled to open in early 2006. The company is headquartered in Bloomfield Hills, Mich. Additional information about Taubman Centers can be obtained from the company’s website at www.taubman.com .

        This press release contains forward-looking statements within the meaning of the Securities Act of 1933 as amended. These statements reflect management’s current views with respect to future events and financial performance. Actual results may differ materially from those expected because of various risks and uncertainties, including, but not limited to changes in general economic and real estate conditions, changes in the interest rate environment and availability of financing, and adverse changes in the retail industry. Other risks and uncertainties are discussed in the company’s filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.